033 Putnam American Government Income Fund
9/30/06 Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2006, Putnam Management
has assumed $9,655 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)
Class A	$26,836
Class B	  1,614
Class C	    117

72DD2 (000s omitted)
Class M        $72
Class R   		 1
Class Y   	    407

73A1
Class A   $0.326
Class B   0.258
Class C   0.259

73A2
Class M   $0.302
Class R   0.307
Class Y   0.350

74U1 (000s omitted)
Class A	75,960
Class B	 4,882
Class C      410

74U2 (000s omitted)
Class M      238
Class R        6
Class Y    1,040

74V1
Class A	$8.86
Class B	8.81
Class C	8.84

74V2
Class M	$9.90
Class R   8.86
Class Y   8.85